Exhibit 2.2

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT, dated as of March 31, 2003 (this ”Agreement”), between Lakeland Bancorp, Inc. (“Parent”) and the individuals and entities whose names and addresses are set forth on the signature pages hereto (collectively, the “Shareholders”, and each, individually, a “Shareholder”).

RECITALS

A.    Concurrently with the execution and delivery of this Agreement, Parent and its wholly owned subsidiary, Lakeland Bank, a commercial bank (“LB”), have executed and delivered an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), a copy of which is annexed hereto as Annex A, with CSB Financial Corp., a New Jersey corporation (the “Company”), and its wholly owned subsidiary, Community State Bank, a commercial bank, which provides, among other things, that the Company will merge with and into Parent pursuant to a merger contemplated by the Merger Agreement (the ”Merger”).

B.    As of the date hereof, each Shareholder holds of record and/or beneficially owns the number of shares of common stock, no par value, of the Company (the “Company Common Stock”) set forth opposite his or its name on the signature pages hereto. In the aggregate, the shares of Company Common Stock held of record and/or beneficially by the Shareholders represents approximately 42% of the shares of Company Common Stock outstanding on the date hereof. Stuart Lubow (the “CEO”), one of the Shareholders, is also the chief executive officer of the Company. The CEO and the other Shareholders are directors, or affiliates of directors, of the Company.

C.    Parent has advised the Company that it would not enter into the Merger Agreement unless each Shareholder agreed to enter into this Agreement, governing (i) the voting of all of the shares of Company Common Stock that are now held of record or beneficially owned by such Shareholder (collectively, the “Shares”) and all of the New Shares (as defined in Section 7) held or owned by such Shareholder, (ii) certain restrictions upon the actions which the Shareholders may take with respect to the capital stock of Parent subsequent to the consummation of the Merger and (iii) certain restrictions upon the ability of the Shareholders to compete with Parent and its Subsidiaries subsequent to the consummation of the Merger.

D.    Certain of the Shareholders—consisting of each of the Shareholders named as parties on the signature pages of the registration rights agreement annexed hereto as Annex B (the “Specially Situated Shareholders”)—have advised the Parent that they would not enter into this Agreement unless Parent agreed to provide them with the demand registration rights described herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, and covenants and agreements contained herein and in the above-mentioned Merger Agreement, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein but not defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

2. Agreement to Vote Shares.    During the term of this Agreement, each Shareholder agrees that it shall consent to, approve, authorize and direct the voting of all Shares and any New Shares held or owned beneficially or of record by such Shareholder, and agrees to cause all Shares and any New Shares held or owned beneficially or of record by such Shareholder to be voted, at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof or in connection with any written consent of the shareholders of the Company related to such matters, in favor of the adoption of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Merger Transactions”) and against any Acquisition Proposal (as defined in the Merger Agreement). Each Shareholder agrees to deliver to Parent promptly upon the request therefor a proxy in the form attached hereto as Exhibit A, which proxy is coupled with an interest and shall be irrevocable during the term of this Agreement to the fullest extent permitted under New Jersey law. The proxy granted by each Shareholder shall be revoked upon the termination of this Agreement in accordance with its terms.

3. No Voting Trusts or Agreements. Each Shareholder agrees that it will not, and will not permit any entity under its control to, deposit any of the Shares or New Shares held or owned by such Shareholder in any voting trust, grant any proxies or powers of attorney with respect to the voting of such Shares or New Shares (other than proxies voted in the manner contemplated by Section 2 of this Agreement) or subject any such Shares or New Shares to any agreement, instrument or arrangement with respect to the voting of such Shares or New Shares other than this Agreement.

4. No Proxy Solicitations. Each Shareholder agrees that it will not, and will not permit any entity under its control to, (a) solicit proxies in opposition to the consummation of the Merger Transactions or otherwise knowingly encourage or assist any party in taking or planning any action which would impede, interfere with or attempt to discourage the Merger Transactions or inhibit the timely consummation of the Merger Transactions, (b) directly or indirectly knowingly encourage, initiate or cooperate in a shareholders’ vote or action by consent of the Company’s shareholders in opposition to the consummation of the Merger Transactions, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing the consummation of the Merger Transactions.

5. Transfer and Encumbrance. Each Shareholder agrees not to voluntarily transfer, sell, offer, tender, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or New Shares held or owned beneficially or of record by such Shareholder prior to the earlier of (a) the Effective Time or (b) the date the Merger Agreement shall be terminated in accordance with its terms, except that each Shareholder shall be permitted to Transfer any such Shares or New Shares to an affiliate or Donee (as hereinafter defined) of such Shareholder or, if such Shareholder is an individual, a member of such Shareholder’s immediate family, provided that such affiliate, Donee or family member agrees, in a written instrument reasonably satisfactory to Parent, to be bound by the terms of this Agreement with respect to such Shares or New Shares. For purposes of this Agreement, a “Donee” of a Shareholder shall mean one or more public or private charitable foundations designated by such Shareholder in a written notice delivered to Parent.

6. Additional Purchases or Acquisitions. Each Shareholder agrees that any shares of Common Stock or other capital stock of the Company of which such Shareholder becomes the record holder or acquires beneficial ownership following the execution and delivery of this Agreement (“New Shares”) shall be subject to the terms of this Agreement to the same extent as if they constituted Shares held or owned by such Shareholder on the date of this Agreement.

7. Additional Shares. Each Shareholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any New Shares acquired by such Shareholder, if any, after the date hereof. In the event that, between the date of this Agreement and the Closing, the Shares held or owned beneficially or of record by any Shareholder shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, recapitalization, reclassification or other similar transaction, the term “Shares” shall be deemed to refer to and include the Shares as well as any securities into which or for which any or all of the Shares may be converted or exchanged.

8. Non-Interference. Each Shareholder agrees not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling any Shareholder from performing its obligations under this Agreement.

9. Share Transaction Proposals. Each Shareholder shall, and shall use its best efforts to cause its affiliates and its and their respective officers, directors, employees and representatives to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of such Shareholder’s Shares (a ”Share Transaction”), other than the Merger. Each Shareholder shall not, and shall use its best efforts to cause its affiliates and its and their respective officers, directors, employees and representatives not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or data to, or have any discussions with, any corporation, partnership, person or other entity or group (other than Parent and LB, any subsidiary of Parent and LB or any designees of Parent and LB) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the shareholders of the Company) concerning a Share Transaction (a “Share Transaction Proposal”) or otherwise facilitate any effort or attempt to make or implement a Share Transaction Proposal.

10. Covenant Against Competition.

(a)    The CEO covenants and agrees that during the period commencing at the Effective Time and ending two years thereafter, he shall not, directly or indirectly, (I) either as principal, manager, agent, advisor, consultant, officer, director, stockholder, member, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, have any financial interest in (other than a passive ownership or investment position of less than one percent, provided that such passive investment is made independent of any investment made by any other Shareholder) or otherwise assist a bank, savings bank, thrift institution or other depositary institution or any holding company of any of the foregoing that, in the case of any such bank, institution or holding company, is headquartered in, or seeks to be headquartered after the date hereof in, or whose principal market focus is in, Bergen County, New Jersey or (II) either as agent, consultant, advisor or employee or in any other comparable capacity, be engaged in or otherwise assist a bank, savings bank, thrift institution or other depositary institution or any holding company of any of the foregoing that, in the case of any such bank, institution or holding company, does business in Bergen County, New Jersey, provided, however, that the CEO shall not be deemed to have breached this clause II unless the activities performed by the CEO for such bank, institution or holding company are directed principally to customers or potential customers located in Bergen County, New Jersey.

(b)    Each Shareholder other than the CEO covenants and agrees that during the period commencing at the Effective Time and ending two years thereafter, such Shareholder shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, member, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, have any financial interest in (other than a passive ownership or investment position of less than one percent, provided that such passive investment is made independent of any investment made by any other Shareholder) or otherwise assist a bank, savings bank, thrift institution or other depositary institution organized subsequent to June 30, 2002 (any such bank, savings bank, thrift institution or other depositary institution, a “Start-Up Entity”) or any holding company of any Start-Up Entity that, in the case of any such Start-Up Entity or holding company, is headquartered in, or seeks to be headquartered after the date hereof in, or whose principal market focus is in, Bergen County, New Jersey.

(c)    Each Shareholder other than the CEO covenants and agrees that during the period commencing at the Effective Time and ending two years thereafter, such Shareholder shall not, directly or indirectly, serve as a director or consultant of a bank, savings bank, thrift institution or other depositary institution that is not a Start-Up Entity (any such bank, savings bank, thrift institution or other depositary institution, a “Non-Start-Up Entity”) or any holding company of any Non-Start-Up Entity that, in the case of any such Non-Start-Up Entity or holding company, is headquartered in, or seeks to be headquartered after the date hereof in, or whose principal market focus is in, Bergen County, New Jersey.

(d)    Each Shareholder agrees that the restrictions set forth in this Section 10 are reasonable under the circumstances and not more restrictive or broader than necessary to protect the interests of Parent and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical and business line areas than are provided herein. Each Shareholder acknowledges and agrees that the covenants set forth in Section 10 are necessary and appropriate to protect the business that Parent is acquiring pursuant to the Merger Agreement.

11. No Limitation on Discretion as Director. Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of any Shareholder with respect to any action to be taken (or omitted) by such Shareholder in such Shareholder’s fiduciary capacity as a director of the Company and solely with respect to actions or omissions of such director in his or her capacity as a director; provided, however, it is agreed and understood by the parties hereto that the obligations, covenants and agreements of such Shareholder contained in this Agreement are separate and apart from such Shareholder’s fiduciary duties as a director of the Company and no fiduciary obligations that such Shareholder may have as a director of the Company shall countermand the obligations, covenants and agreements of such Shareholder, as a shareholder of the Company, contained in this Agreement.

12. No Interference. For a period of three years after the date hereof, without the prior written consent of Parent, the Shareholders will not, and will cause each of its affiliates not to, singly or as part of a group, directly or indirectly: (i) acquire or propose to acquire any equity securities of Parent (“Equity Securities”) or any rights to acquire any Equity Securities which, when coupled with the Equity Securities acquired upon consummation of the Merger, will exceed 10% of Parent’s outstanding capital stock, (ii) participate in any solicitation of proxies or become a participant in any election contest with respect to Parent, (iii) act in concert with any other entity with respect to any Equity Securities or otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of Parent, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of Parent or any of its affiliates, (v) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vi) advise, assist or encourage any other persons in connection with any of the foregoing.

13. Representations and Warranties of the Shareholders. Each Shareholder hereby severally represents and warrants to Parent as follows:

(a) Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) No Conflict. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the Exchange Act), any governmental or regulatory authority, domestic or foreign by or with respect to such Shareholder, (ii) if applicable, conflict with or violate the articles of incorporation, by-laws or other organizational documents of such Shareholder, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which such Shareholder’s Shares or New Shares are bound, or (iv) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on such Shareholder’s Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or such Shareholder’s Shares or New Shares may be bound, except, in the case of clauses (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by such Shareholder of its obligations hereunder.

(c) Title to the Shares. As of the date of this Agreement, such Shareholder does not own beneficially or of record any shares of capital stock of the Company other than the number of Shares set forth opposite such Shareholder’s name on one of the signature pages hereto and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth in the written Disclosure Schedule to the Merger Agreement. There are no limitations on such Shareholder’s voting rights with respect to any of the Shares owned beneficially or of record by such Shareholder and such Shareholder has not appointed or granted any proxy with respect to voting, which appointment or grant is still effective, with respect to the Shares. Except for this Agreement, there are no voting trusts or voting agreements to which such Shareholder is a party with respect to any shares of capital stock of the Company.

14. Representations, Warranties and Covenants of Parent. Parent hereby represents and warrants to the Shareholders that Parent has all necessary power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Merger Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement and the Merger Agreement have each been duly and validly executed and delivered by Parent and each constitutes a legal, valid and binding obligation of Parent enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

15. Registration Rights Agreement. At the Closing, Parent shall execute and deliver to the Specially Situated Shareholders a registration rights agreement in the form and substance of the registration rights agreement annexed hereto as Annex B. Such agreement shall become effective as of the Effective Time.

16. Termination. With the exception of Sections 10, 12, 15 and 17 through 26 inclusive of this Agreement (the “Later Termination Provisions”), this Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement (including, without limitation, termination pursuant to Section 8.1(g) of the Merger Agreement), (ii) the Effective Time and (iii) the first anniversary of the date of this Agreement. The Later Termination Provisions shall terminate upon the earlier to occur of (x) the termination of the Merger Agreement, (y) the third anniversary of the date of this Agreement and (z) the applicable times expressly set forth herein. In all instances, however, any claim brought under this Agreement prior to the termination of this Agreement shall not be affected by such termination.

17. Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any purported assignment made in violation of this Agreement shall be null and void. This Agreement is not intended to confer any rights or remedies hereunder upon any person except the parties hereto.

18. Modification or Amendment. Subject to the provisions of the applicable law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

19. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

20. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

21. Governing Law and Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the proxies referred to in Section 2 and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such proxy may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 22 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE PROXIES REFERRED TO IN SECTION 2 IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier or facsimile:

if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Roger Bosma, Chief Executive Officer

with a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq.

if to any Shareholder, to:

the address set forth opposite such Shareholder’s name on one of the signature pages of this Agreement. or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

23. Entire Agreement. This Agreement (including the proxies granted pursuant hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

24. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

25. Equitable Relief. Each Shareholders acknowledges and agrees that any breach of the covenants and agreements contained in this Agreement would irreparably injure Parent and that Parent’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate. Accordingly, without prejudice to the rights of Parent also to seek such damages or other remedies available to it, Parent may seek, and the Shareholders shall not contest the appropriateness of the availability of, injunctive or other equitable relief in any proceeding that Parent may bring to enforce the covenants and agreements contained in this Agreement in its express and explicit terms. No waiver of any breach of the covenants and agreements contained in this Agreement shall be implied from forbearance or failure of Parent to take action in respect thereof.

26. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such additional consents, documents and other instruments and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger Transactions and the other transactions contemplated by this Agreement. If a Shareholder owns any Shares beneficially but is not the record owner of such Shares, such Shareholder shall cause the record owner of such Shares (i) to acknowledge that the Shareholder having beneficial ownership of such Shares has entered into this Agreement and (ii) to vote and take all other actions with respect to such Shares in accordance with, and to otherwise observe, the terms hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

LAKELAND BANCORP, INC.

By:	/S/ JOHN W. FREDERICKS
	Name:	John W. Fredericks
	Title:	Chairman of the Board

(Signature Pages to Voting Agreement)

NAME AND ADDRESS OF THE SHAREHOLDER	NUMBER OF SHARES BENEFICIALLY OWNED

/S/ HOWARD BLATT	40,000
Howard Blatt (shareholder) Rampart Agency One Parker Plaza, Suite 1105 Fort Lee, NJ 07028

/S/ MICHAEL LEVIN	139,000
Michael Levin (shareholder)
Levin, Shea, Pfeffer & Topas, P.A.
2105 West County Line Road, Ste. 3
Jackson, NJ 08527

/S/ MATTHEW LINDENBAUM	46,595
Matthew Lindenbaum (shareholder)
Basswood, Inc.
645 Madison Avenue, 10th Fl.
New York, NY 10022

/S/ NATHAN J. LINDENBAUM	19,348
Nathan J. Lindenbaum (shareholder)
MGS Corporation
Continental Plaza II
411 Hackensack Avenue
Hackensack, NY 07601

/S/ STUART H. LUBOW	17,000
Stuart H. Lubow (shareholder)
CSB Financial Corp.
417 Cedar Lane
P.O. Box 159
Teaneck, NJ 07666

/S/ DANIEL RUBIN	20,050
Daniel Rubin (shareholder)
Durango Apparel
989 Avenue of the Americas, 8th Fl.
New York, NY 10018

/S/ CHRISTIAN YEGEN	24,250
Christian Yegen (shareholder)
The Yegen Companies
3514 Park Avenue
Weehawkin, NJ 07087

/S/ BENNETT LINDENBAUM	46,195
Bennett Lindenbaum (shareholder)
c/o Basswood, Inc.
645 Madison Avenue, 10th Fl.
New York, NY 10022

/S/ VICTORIA FEDER	20,800
Victoria Feder (shareholder)
105 Hudson Street, Apt. 6S
New York, NY 10013

/S/ ABIGAIL TAMBOR	38,695
Abigail Tambor (shareholder)
8 East 96th Street, Apt. 9C
New York, NY 10028

Basswood Partners

By:	/S/ MATTHEW LINDENBAUM	53,796
Matthew Lindenbaum
Basswood Partners
645 Madison Avenue, 10th Floor
New York, NY 10022

EXHIBIT A

FORM OF PROXY

The undersigned, for consideration received, hereby appoints                      ,                      and                      and each of them [my][its] proxies, with power of substitution and resubstitution, to vote all shares of common stock, no par value, of CSB Financial Corp., a New Jersey corporation (the “Company”), [and [insert any New Shares (as defined in the Voting Agreement) or other shares of capital stock of the Company owned by the Shareholder (as defined in the Shareholders’ Agreement)]] owned by the undersigned at the [special] meeting of shareholders of the Company to be held [insert date, time and place] and at any adjournment thereof IN FAVOR OF adoption of the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Merger Agreement”), among the Company, Community State Bank, Lakeland Bancorp, Inc. (“Parent”) and Lakeland Bank and IN FAVOR OF consummation of the transactions contemplated by the Merger Agreement, and AGAINST any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders of the Company and at any adjournment thereof at which any Acquisition Proposal is considered. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Shareholders’ Agreement, dated as of March 31, 2003, between the undersigned, other shareholders of the Company and Parent (the “Shareholders’ Agreement”) terminates in accordance with its terms. This proxy shall be revoked upon termination of the Shareholders’ Agreement.

Dated:

[SHAREHOLDER]

ANNEX A

AGREEMENT AND PLAN OF MERGER

ANNEX B

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of               , 2003, by and among Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”) and the persons listed on Exhibit 1, who prior to the effective date of the Merger Agreement, execute Exhibit 1 (each person being referred to individually as “Shareholder” and collectively as “Shareholders”).

WHEREAS, immediately prior to the consummation of the Merger (as defined below), each Shareholder owned the number of shares of CSB Financial Corp., a New Jersey corporation (the “Company”), shown on Exhibit 1;

WHEREAS, the Shareholders may be issued Common Shares (defined below) in connection with the merger (the “Merger”) of the Company with and into Parent pursuant to the terms of the Agreement and Plan of Merger, dated as of March 31, 2003 (the “Merger Agreement”), by and among Parent and the Company;

WHEREAS, the Shareholders were required to sign a shareholders’ agreement (the “Shareholders’ Agreement”) as a condition to the Merger Agreement being entered into;

WHEREAS, in connection with the Shareholders’ Agreement and subject to the terms hereof, Parent has agreed to grant to the Shareholders the registration rights provided for below.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements set forth in the Shareholders’ Agreement and hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1. Certain Definitions. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Common Shares” shall mean shares of common stock, no par value, of Parent.

“Person” shall mean any individual, corporation, company, partnership, association, trust, estate or other natural or juridical entity or organization, including without limitation any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government, self-regulatory organization, commission, or tribunal or any regulatory, administrative or other agency, or political or other subdivision, department or branch of any of the foregoing.

“Prospectus” shall mean any prospectus included in the Registration Statement, including any resale prospectus and any preliminary prospectus, and any amendment or supplement thereto, and in each case including all material incorporated by reference therein.

“Registration Expenses” shall mean the following expenses incident to performance of or compliance with this Agreement: (i) all applicable registration and filing fees imposed by the SEC and such securities exchange or exchanges, if any, on which Common Shares are then listed or the Nasdaq-National Market (the “Nasdaq”); (ii) all fees and expenses incurred in connection with compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with qualification of any of the Shares under any state securities or blue sky laws and the preparation of a blue sky memorandum) and compliance with the rules of the Nasdaq; (iii) all expenses of any Persons in preparing or assisting in preparing and distributing the Registration Statement, any Prospectus, stock certificates and other documents relating to the performance of and compliance with this Agreement; (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Shares on any securities exchange or exchanges pursuant to Section 3(i) hereof; and (v) the fees and disbursements of counsel for Parent and of the independent public accountants of Parent, including the expenses relating to any special audits or “cold comfort” letters required by or incident to such performance and compliance. Registration Expenses shall specifically exclude underwriting discounts and commissions relating to the Shares, the fees and disbursements of counsel representing any Shareholder, the fees and disbursements of counsel representing any underwriters relating to the Shares, transfer taxes, if any, relating to the sale or disposition of Shares by any Shareholder and any other expenses not included in the preceding sentence.

“SEC” shall mean the Securities and Exchange Commission or any successor entity.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shares” shall mean the Common Shares now or hereafter issued to the Shareholders pursuant to the Merger Agreement, and any additional Common Shares that may be received as stock dividends payable with respect to the Shares or otherwise received in connection with any stock split, exchange, conversion or recapitalization.

2. Registration Under the Securities Act.

(a) Registration. Subject to Section 6(b) below and provided the Shareholders have fulfilled their obligations under Section 4 hereof, Parent shall use its best efforts to file a registration statement on Form S-3, or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC, if Parent is eligible to use such form (including any amendments thereto, the “Registration Statement”), relating to the sale of all of the Shares (the “Initial Shelf Registration”) within thirty (30) days following the later of (X) the Effective Time (as defined in the Merger Agreement), or (Y) the date on which the Parent receives a written request by a Shareholder or Shareholders who hold in the aggregate no less than 10,000 Common Shares received in the stock election procedures pursuant to the Merger Agreement, and Parent shall use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter provided that the Shareholders shall not be entitled to demand the filing of a Registration Statement on more than one occasion. Subject to Section 6(b) below, Parent agrees to use its best efforts to keep the Registration Statement continuously effective (the “Effectiveness Period”) pursuant to Rule 415 promulgated under the Securities Act (and to include therein a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (i) two years from the date of receipt of the Shares by the Shareholders covered by the Registration Statement, or (ii) the expiration of the time when the selling restrictions, described in Rule 144(f) and (g), made applicable by Rule 145, or any successor provisions, promulgated under the Securities Act, as such provision may be amended from time to time, cease to be applicable to the Shareholders, provided however, that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further, that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the Registration Statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the Registration Statement. At the end of two years following the Effective Time, Parent shall cause any and all legends to be removed from the Shares.

(b) Expenses. Parent shall pay all Registration Expenses in connection with a registration pursuant to this Agreement. The Shareholders shall pay all underwriting discounts and commissions relating to the Shares, the fees and disbursements of counsel representing the Shareholders, the fees and disbursements of counsel representing any underwriters relating to the Shares, transfer taxes, if any, relating to the sale or disposition of Shares by any Shareholder and any other expenses of the Shareholders not included in the definition of Registration Expenses.

(c) Subsequent Shelf Registration. If the Initial Shelf Registration or any Subsequent Shelf Registration ceases to be effective for any reasons at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), Parent shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 30 days of such cessation of effectiveness, use its best efforts to amend the Shelf Registration in a manner to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional “shelf” Registration Statement pursuant to Rule 415 covering all of the Shares (a “Subsequent Shelf Registration”). Subject to Section 6(b), if a Subsequent Shelf Registration is filed, Parent shall use its best efforts to cause the Subsequent Shelf Registration to be declared effective as soon as practicable after such filing and to keep such Subsequent Shelf Registration continuously effective during the Effectiveness Period. As used herein, the term “Shelf Registration” means the Initial Shelf Registration and any Subsequent Shelf Registration.

3. Registration Procedures. In connection with the obligations of Parent under Section 2 hereof, Parent shall:

(a) use its best efforts to prepare and file with the SEC, within the time period set forth in Section 2 hereof, and use its best efforts to have declared effective by the SEC, the Registration Statement, which shall (i) be available for public resale of the Shares by the Shareholders; and (ii) comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith;

(b) (i) use its best efforts to prepare and file with the SEC such amendments to the Registration Statement as may be necessary to keep it effective for the applicable period; (ii) cause any Prospectus to be amended or supplemented as required and to be filed as required by Rule 424 or any similar rule that may be adopted under the Securities Act; and (iii) respond as promptly as practicable to any comments received from the SEC with respect to the Registration Statement or any amendment thereto;

(c) furnish to the Shareholders, upon request and without charge, as many copies of any Registration Statement, preliminary Prospectus or Prospectus and any amendment or supplement thereto as the Shareholders may reasonably request in order to facilitate the public sale or other disposition of the Shares;

(d) use reasonable commercial efforts to register or qualify the Shares under all applicable state securities or blue sky laws of such jurisdictions in the United States as the Shareholders may reasonably request in writing and keep such registration or qualification effective during the period the Registration Statement is required to be kept effective; provided, however, that in connection therewith, Parent shall not be required to (i) qualify as a foreign corporation to do business or to register as a broker or dealer in any such jurisdiction where it would not otherwise be required to qualify or register but for this Section 3(d), or (ii) subject itself to taxation in any such jurisdiction with respect to such registration or qualification;

(e) use its best efforts to notify the Shareholders promptly and, if requested by the Shareholders, confirm in writing, (i) when the Registration Statement and any post-effective amendments thereto have become effective, (ii) when any amendment or supplement to a Prospectus has been filed with the SEC, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or any part thereof or the initiation of any proceedings for that purpose, (iv) if Parent receives any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation of any proceeding for such purpose, and (v) of the happening of any event during the period the Registration Statement is effective as a result of which (A) the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) a Prospectus as then amended or supplemented contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) use reasonable commercial efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement by the SEC or any state securities authority as promptly as possible;

(g) furnish to the Shareholders upon request, without charge, at least one conformed copy of the Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto); and

(h) cooperate with the Shareholders to facilitate the timely preparation and delivery of certificates representing Shares to be sold and not bearing any Securities Act legend and enable certificates for such Shares to be issued for such numbers of Shares and registered in such names as the Shareholders may reasonably request.

4. Certain Agreements of the Shareholders. The Shareholders agree to furnish to Parent in writing such information regarding the Shareholders and their proposed distribution of Shares as Parent may from time to time reasonably request in connection with the preparation of the Registration Statement or the registration or qualification of the Shares under state securities or blue sky laws and to take all such commercially reasonable action as may be required in order to permit Parent to comply with all the applicable requirements of the SEC in order to cause the Registration Statement to be declared effective by the SEC.

5. Indemnification, Contribution.

(a) Indemnification by Parent. Parent agrees to indemnify and hold harmless the Shareholders as follows:

(i) subject to the limitation set forth in Section 5(c), against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to which the Shareholders may become subject under the Securities Act or otherwise (A) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) that arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any Prospectus or any amendment or supplement thereto, or, the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) subject to the limitation set forth in Section 5(c), against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or alleged untrue statement, any omission or alleged omission, if such settlement is effected with the written consent of Parent; and

(iii) subject to the limitations set forth in Section 5(c), against any and all expense (including reasonable fees and disbursements of counsel) reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or alleged untrue statement, omission or alleged omission that relates to the sale by the Shareholders of Shares under the Registration Statement, to the extent that any such expense is not paid under subparagraph (i) above or (d) below;

provided, however, that the indemnity provided pursuant to this Section 5(a) shall not apply to the Shareholders with respect to any loss, liability, claim, damage or expense that arises out of or is based solely upon (1) any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Parent by the Shareholders with respect to the Shareholders’ use in the Registration Statement or any amendment thereto or a Prospectus or any amendment or supplement thereto or (2) trades made by the Shareholders in violation of section 6(a) below or (3) trades made by the Shareholders in violation of the prospectus delivery requirements of Section 5(b) of the Securities Act. This indemnity in Section 5(a) is in addition to any liability which Parent may otherwise have. Parent will also indemnify any selling brokers, dealer managers, and similar securities industry professionals participating in the distribution and their officers and directors and each person who controls such persons or entities (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Shareholders of registrable securities under the Registration Statement.

(b) Indemnification by the Shareholders. Each Shareholder agrees to indemnify and hold harmless Parent, each director of Parent, each officer of Parent who signed the Registration Statement and each other Person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, to the same extent as the indemnity contained in Section 5(a) hereof, but only insofar as such loss, liability, claim damage or expense arises out of or is based solely upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any amendment thereto or a Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to Parent by the Shareholder with respect to the Shareholder for use therein or (ii) trades made by the Shareholder in violation of Section 6(a) below or (iii) trades made by the Shareholder in violation of the prospectus delivery requirements of Section 5(b) of the Securities Act or (iv) any sale of Shares by the Shareholder at any time prohibited by this Agreement; provided, that, in the case of the Shareholder’s obligation set forth in this Section 5(b) relating to Section 5(a)(ii) above, such settlement must be effected with the written consent of the Shareholder.

(c) Conduct of Indemnification Proceedings. The indemnified party shall give prompt notice to the indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party (i) shall not relieve it from any liability that it may have under the indemnity agreement provided in Section 5(a) or (b) above, unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party prejudices the indemnifying party or results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under Section 5(a) or (b) above. After receipt of such notice, the indemnifying party shall be entitled to participate in and, at its option, jointly with any other indemnifying party so notified, to assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by such indemnifying party; provided, however, that, if the defendants in any such action or proceeding include both an indemnified party and an indemnifying party and the indemnified party reasonably determines, upon advice of counsel, that a conflict of interest exists or that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying parties, then the indemnified parties shall be entitled to counsel (which shall be limited to a single law firm for all indemnified parties) the reasonable fees and expenses of which shall be paid by the indemnifying parties. If the indemnifying party does not assume the defense of any such action or proceeding, after having received the notice referred to in the first sentence of this paragraph, the indemnifying parties will pay the reasonable fees and expenses of counsel (which will be limited to a single law firm for all indemnified parties) for the indemnified parties. In such event, however, no indemnifying party will be liable for any settlement effected without the prior written consent of such indemnifying party. If one or more of the indemnifying parties assumes the defense of any such action or proceeding in accordance with this paragraph, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding except as set forth in the proviso in the second sentence of this Section 5(c).

(d) Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 5 is for any reason held to be unenforceable although applicable in accordance with its terms, the indemnifying parties shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the indemnified party, in such proportion as is appropriate to reflect the relative fault of and benefits to each indemnifying party and each indemnified party in connection with the statements or omissions that resulted in such losses, claim, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the indemnifying parties and indemnified parties shall be determined by reference to, among other things, the total proceeds received by each indemnifying party and indemnified party in connection with the offering to which such losses, claims, damages, liabilities or expenses relate. The relative fault of each indemnifying party and indemnified party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 5(d)(i) above.

(iii) Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 5(d), each director of Parent, each officer of Parent who signed the Registration Statement and each Person, if any, who controls Parent within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as Parent.

(e) Notwithstanding any term or condition to the contrary, the liability of the Shareholders pursuant to this Section 5 shall be limited to the gross proceeds received by the Shareholders as a result of the sale giving rise to the liability.

(f) The obligations of Parent and the Shareholders under this Section 5 shall survive the completion of any offering of the Shares pursuant to the Registration Statement and the termination of this Agreement.

6. Suspension of Registration Requirement.

(a) Immediately prior to any anticipated sale of the Shares subject to the Registration Statement, each Shareholder shall notify Parent in writing of the anticipated sale of the Shares. Each Shareholder agrees that he will not effect any sales of Shares pursuant to the Registration Statement after the Shareholder has received notice from Parent to suspend sales as a result of the occurrence or existence of any Suspension Event (as defined in Section 6(b) below) until Parent provides written notice to the Shareholder that all Suspension Events have ceased to exist. Each Shareholder agrees that he will not effect any sales of Shares pursuant to the Registration Statement after the Shareholder has received notice from Parent to suspend sales because the Registration Statement, any Prospectus or any supplement thereto contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, until Parent notifies the Shareholder that the misstatement or omission has been corrected. Parent agrees that the period of time during which the Registration Statement must be kept effective pursuant to clause (i) of Section 2(a) shall be extended by a period which is not less than the aggregate number of days during which any Suspension Event is in effect.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Parent’s obligation to file the Registration Statement and make any filings with any state securities authority, to use its best efforts to cause the Registration

Statement or any state securities filings to become effective or to remain effective, or to amend or supplement the Registration Statement or any state securities filings shall be suspended in the event of and during a Suspension Event. A “Suspension Event” shall exist at such times as circumstances exist that Parent determines in good faith on advice of counsel, make it impractical or inadvisable for Parent to file, amend or supplement the Registration Statement or such filings or to cause the Registration Statement or such filings to become effective or to remain effective or for the sale of Shares to occur under the Registration Statement (such circumstances to include, without limitation, (i) pending negotiations relating to, or consummation of, a significant acquisition, corporate reorganization, material proposed financing, the offer or sale of securities, or other similar transaction involving Parent, or (ii) the occurrence of some other event (X) where any of the foregoing would require disclosure under applicable securities laws of material information in the Registration Statement (or any other document incorporated into the Registration Statement by reference) or such state securities filings and (Y) as to which Parent has a bona fide business purpose for preserving confidentiality or which renders Parent unable to comply with SEC requirements). Parent shall notify the Shareholders promptly after any Suspension Event occurs or ceases to exist. Suspension of Parent’s obligations pursuant to this Section 6(b) shall continue for so long as a Suspension Event or its effect is continuing.

(c) Notwithstanding anything to the contrary in this Agreement, the Shareholders may sell their Shares at any time, regardless of the existence of a Suspension Event, so long as the Shareholders comply with Rule 144 in effecting any sale of the Shares and such sales are not in violation of any federal securities law or regulation, including without limitation Rule 10b-5 promulgated under the Exchange Act.

7. Miscellaneous.

(a) Shareholders Representative. The Shareholders hereby appoint Matthew Lindenbaum as the Shareholders Representative, and Matthew Lindenbaum hereby accepts such appointment, to represent the Shareholders with respect to all notices and further actions to be taken by the Shareholders pursuant to this Agreement. In the event he shall at any time be unable to, or shall notify Shareholders that he is unwilling to continue to perform the duties of the Shareholders Representative, the remaining Shareholders shall promptly designate a successor Shareholders Representative. The Shareholders Representative may also be changed by the Shareholders at any time and from time to time upon written notice to Parent signed by any number of Shareholders, who, in the aggregate, own a majority of Shares then owned by the Shareholders. Parent shall have the right to rely on any such notice without any duty of inquiry as to whether the new Shareholders Representative was duly appointed by the Shareholders. Parent shall be able to rely conclusively on the instructions and decisions of the Shareholders Representative as to any matter requiring action or decision by the Shareholders hereunder, and the Shareholders shall not have any cause of action against Parent for any action taken by Parent in accordance with the instructions or decisions of the Shareholders Representative.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified,

supplemented or waived, nor may consent to departures therefrom be given, without the written consent of Parent and the Shareholders.

(c) Notices. Unless otherwise provided, all notices or other communications required or permitted to be given to the parties hereto shall be in writing and shall, be deemed to have been given as if personally delivered (including personal delivery by facsimile, provided that the sender receives telephonic or electronic confirmation that the facsimile was received by the recipient), or three (3) days after mailing by certified or registered mad, return receipt requested, first class postage prepaid, addressed in the case of Parent, as shown under the Notice provision of the Merger Agreement and in the case of the Shareholders to Matthew Lindenbaum, c/o Basswood Partners, 645 Madison Avenue, 10th Floor, New York, New York 10022

With a Copy to:

Pitney, Hardin, Kipp & Szuch LLP

Mail to:

P.O. Box 1945

Morristown, NJ 07962-1945

Delivery to:

200 Campus Drive

Florham Park, NJ 07962-0950

Attention: Ronald H. Janis, Esq.

(or at such other address as the addressed party may have substituted by notice pursuant to this Section 7(c)).

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Parent. This Agreement and the registration rights granted hereunder shall inure to the benefit of and be binding upon the legal representatives and heirs of each Shareholder if he becomes disabled or deceased, and may be assigned by each Shareholder to any immediate family member of the Shareholder (including any great grandchild or grandchild) or a trust or limited partnership established by the Shareholder, in any such case in connection with an assignment of Common Shares by the Shareholder to such family member, trust or limited partnership by gift or for estate planning purposes, but otherwise may not be assigned by the Shareholder. Notwithstanding the foregoing, no purported assignment by the Shareholders shall be valid unless the assignee agrees to be bound by the provisions of this Agreement.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings and Interpretation. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. In construing the meaning of this Agreement, no party hereto shall be deemed the drafter of this Agreement and this Agreement shall be construed according to its fair meaning and not strictly against any person as the drafter hereof.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to the conflicts of law provisions thereof.

(h) Entire Agreement. This Agreement together with the Merger Agreement and the Shareholders’ Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior oral and written agreements and understandings and all contemporaneous written agreements and understandings between the parties with respect to such subject matter.

(i) Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of the sale of all of the Shares by the Shareholders or the time when the selling and manner of sale restrictions described in Rule 144(f) and (g), made applicable by Rule 145, each promulgated under the Securities Act, cease to be applicable. At the end of two years following the Effective Time, Parent shall cause any and all legends to be removed from the Shares.

IN WITNESS WHEREOF, Parent has caused this Agreement to be executed by its duly authorized officer and each of the Shareholders has executed this Agreement in its individual capacity, all as of the day and year first above written.

LAKELAND BANCORP

By:
Roger Bosma President & Chief Executive Officer

Exhibit 1

Shareholders	Approximate Number of
Shares of	the CSB Financial Corp.

Howard Blatt (shareholder)	(number of shares)

Michael Levin (shareholder)	(number of shares)

Matthew Lindenbaum (shareholder)	(number of shares)

Nathan J. Lindenbaum (shareholder)	(number of shares)

Stuart H. Lubow (shareholder)	(number of shares)

Daniel Rubin (shareholder)	(number of shares)

Christian Yegen (shareholder)	(number of shares)

Bennett Lindenbaum (shareholder)	(number of shares)

Victoria Feder (shareholder)	(number of shares)

Abigail Tambor (shareholder)	(number of shares)

Basswood Partners

By: __________________________________
Matthew Lindenbaum